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                                                                    EXHIBIT 23.2

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
CH2M HILL Industrial Design and Construction, Inc.:

We consent to the incorporation by reference in this Registration Statement of our report dated January 21, 2000, on the consolidated balance sheets of CH2M HILL INDUSTRIAL DESIGN and Subsidiaries (currently known as CH2M HILL Industrial Design and Construction, Inc.) as of December 31, 1999 and 1998, and the related consolidated statements of income and retained earnings, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears as Exhibit 99.2 in the Form 10-K of CH2M HILL Companies, Ltd. dated March 29, 2000.


KPMG LLP

Portland, Oregon
August 24, 2001